Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., November 10, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and nine months ended September 30, 2011.

Transcept reported cash, cash equivalents and marketable securities of $54.1 million at September 30, 2011. Cash use during the quarter ended September 30, 2011 averaged $1.85 million per month. During the quarter ended September 30, 2011, Transcept paid cash severance of approximately $1.0 million to former employees whose positions were eliminated in the previously announced July 15, 2011 reduction in force. Not including the severance payout, cash use during the quarter averaged approximately $1.5 million per month.

Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) to be the first prescription sleep aid indicated for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. Transcept resubmitted the Intermezzo® New Drug Application (NDA) to the U. S. Food and Drug Administration (FDA) on September 27, 2011, and the FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of November 27, 2011 for the completion of its review of the NDA.

Three months ended September 30, 2011 financial results

Transcept recorded $0.6 million of revenue for the quarter ended September 30, 2011 compared to $3.1 million for the quarter ended September 30, 2010. Revenue for both quarters related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the July 2009 collaboration agreement for commercialization of Intermezzo® in the United States. Through June 30, 2011, Transcept recognized this revenue ratably over an estimated 24-month period beginning in August 2009 and ending in July 2011, as this represented the estimated period during which Transcept had significant participatory obligations under the collaboration agreement. During the quarter ended September 30, 2011, Transcept re-assessed the estimated time period over which the remaining $1.04 million of deferred revenue at June 30, 2011 will be recognized. Transcept currently estimates that it will fulfill its participatory obligations under the collaboration agreement in November 2011, resulting in monthly revenue recognition of approximately $208,000. Thus, Transcept recognized $625,000 of revenue in the quarter ended September 30, 2011.

Research and development expense for the quarter ended September 30, 2011 was approximately $2.7 million, compared to approximately $2.9 million for the same period in 2010. Research and development expense in the third quarter of 2011 was primarily attributable to expense associated with the Phase 2 study for the TO-2061 development program, while research and development expense for the comparable quarter in 2010 primarily related to the Intermezzo® development program. Research and development expense for the quarter ended September 30, 2011 included $535,000 of severance and benefit continuation expense related to the reduction in force announced in July 2011. Research and development expense included non-cash stock compensation expense of approximately $156,000 for the quarter ended September 30, 2011 and approximately $119,000 for the quarter ended September 30, 2010.

General and administrative expense for the quarter ended September 30, 2011 was approximately $2.9 million, compared to approximately $3.0 million for the same period in 2010. General and administrative expense for the quarter ended September 30, 2011 included $504,000 of severance and benefit continuation expense related to the reduction in force announced in July 2011. General and administrative expense included non-cash stock compensation expense of approximately $522,000 for the quarter ended September 30, 2011, compared to approximately $370,000 for the quarter ended September 30, 2010.

Net loss for the quarter ended September 30, 2011 was approximately $5.0 million, or $0.37 per share (basic and diluted), compared to a net loss of approximately $2.8 million, or $0.21 per share (basic and diluted), for the quarter ended September 30, 2010. The increase in the net loss for the quarter ended September 30, 2011 as compared to the comparable quarter in 2010 is primarily due to the reduction in license fee revenue as described above. The weighted average shares used to calculate basic and diluted net loss per share were 13,521,965 and 13,425,835 for the quarters ended September 30, 2011 and September 30, 2010, respectively. At September 30, 2011, there were 13,529,672 shares of common stock outstanding and 3,520,154 shares of common stock underlying outstanding options and warrants.

Nine months ended September 30, 2011 financial results

Transcept recorded $6.9 million of revenue for the nine months ended September 30, 2011 compared to $9.4 million for the nine months ended September 30, 2010. Revenue for both periods related to recognition of a portion of the $25 million non-refundable license fee received from Purdue. As noted above, in the third quarter of 2011, Transcept re-assessed the estimated period over which the remaining $1.04 million of deferred revenue at June 30, 2011 will be recognized. Transcept currently estimates that it will fulfill its participatory obligations under the collaboration agreement in November 2011, resulting in monthly revenue recognition of approximately $208,000 beginning July 2011.

Research and development expense for the nine months ended September 30, 2011 was approximately $7.9 million, compared to approximately $7.7 million for the same period in 2010. Research and development expense for the nine months ended September 30, 2011 was primarily attributable to expense associated with the TO-2061 development program including the manufacture of clinical materials and clinical trial costs incurred for the Phase 2 clinical study. Research and development expense for the nine months ended September 30, 2010 was primarily attributable to the Intermezzo® development program. Research and development expense for the nine months ended September 30, 2011 included $535,000 of severance and benefit continuation expense related to the July 2011 reduction in force. Research and development expense included non-cash stock compensation expense of approximately $483,000 for the nine months ended September 30, 2011 and approximately $324,000 for the nine months ended September 30, 2010.

General and administrative expense for the nine months ended September 30, 2011 was approximately $8.0 million, compared to approximately $8.4 million for the same period in 2010. The decrease in general and administrative expense for the nine months ended September 30, 2011 as compared to the same period in 2010 is primarily due to lower external professional fees, including fees related to market research, legal services and third-party consulting. General and administrative expense for the nine months ended September 30, 2011 included $504,000 of severance and benefit continuation expense related to the July 2011 reduction in force. General and administrative expense included non-cash stock compensation expense of approximately $1.6 million for the nine months ended September 30, 2011, compared to approximately $1.1 million for the nine months ended September 30, 2010.

Net loss for the nine months ended September 30, 2011 was approximately $9.2 million, or $0.68 per share (basic and diluted), compared to a net loss of approximately $6.7 million, or $0.50 per share (basic and diluted), for the nine months ended September 30, 2010. The weighted average shares used to calculate basic and diluted net loss per share were 13,490,588 and 13,400,134 for the nine months ended September 30, 2011 and September 30, 2010, respectively.

Conference call and webcast information

Transcept will host a conference call and webcast on Thursday, November 10, 2011, at 4:30 p.m. ET to discuss third quarter 2011 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on December 30, 2011. A playback of the call will be available through November 17, 2011 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), replay ID: 24717067.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, the expectation that Intermezzo® will be the first FDA-approved prescription sleep aid indicated for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including, but are not limited to, the following: whether Transcept is able to demonstrate to the FDA that it has satisfied concerns expressed by the FDA in the FDA July 14, 2011 Complete Response Letter, and the regulatory status of products that may be competitive to Intermezzo®. These and other risks are described in greater detail in the “Risk Factors”

section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
License fee revenue	$625	$3,125	$6,875	$9,375
Operating expense:
Research and development	2,668	2,885	7,922	7,652
General and administrative	2,919	2,984	8,045	8,357

Total operating expense	5,587	5,869	15,967	16,009

Loss from operations	(4,962)	(2,744)	(9,092)	(6,634)
Interest and other income (expense), net	(29)	(23)	(84)	(36)

Net loss	$(4,991)	$(2,767)	$(9,176)	$(6,670)

Basic and diluted net loss per share	$(0.37)	$(0.21)	$(0.68)	$(0.50)

Weighted average shares outstanding	13,522	13,426	13,491	13,400

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,056	$13,720
Marketable securities	50,016	54,251
Other current assets	1,238	1,452

Total current assets	55,310	69,423
Property and equipment, net	365	614
Goodwill	2,962	2,962
Other assets	808	808

Total assets	$59,445	$73,807

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue	$417	$7,292
Other current liabilities	1,925	2,356

Total current liabilities	2,342	9,648
Other non-current liabilities	94	348

Total liabilities	2,436	9,996
Stockholders’ equity:
Common stock and additional paid-in capital	162,363	160,023
Accumulated deficit	(105,390)	(96,214)
Accumulated other comprehensive income	36	2

Total stockholders’ equity	57,009	63,811

Total liabilities and stockholders’ equity	$59,445	$73,807

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com